Exhibit 99.1

HLTH CORPORATION

Consolidated Financial Statements
For the period ended September 30, 2009

Page
Number

Consolidated Financial Statements:
Consolidated Balance Sheets as of September 30, 2009 (unaudited) and December 31, 2008	2
Unaudited Consolidated Statements of Operations for the three and nine months ended September 30, 2009 and 2008	3
Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2009 and 2008	4
Notes to Consolidated Financial Statements	5

FINANCIAL INFORMATION

HLTH CORPORATION

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	September 30,	December 31,
	2009	2008
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$589,553	$629,848
Accounts receivable, net of allowance for doubtful accounts of $1,542 at September 30, 2009 and $1,301 at December 31, 2008	87,072	93,082
Prepaid expenses and other current assets	48,102	44,740
Assets of discontinued operations	121,413	131,350

Total current assets	846,140	899,020
Investments	275,217	288,049
Property and equipment, net	54,530	56,633
Goodwill	202,104	202,104
Intangible assets, net	27,385	32,328
Other assets	19,240	23,600

TOTAL ASSETS	$1,424,616	$1,501,734

LIABILITIES AND EQUITY
Current liabilities:
Accrued expenses	$46,920	$54,595
Deferred revenue	83,861	79,613
Liabilities of discontinued operations	68,383	100,771

Total current liabilities	199,164	234,979
1.75% convertible subordinated notes due 2023	264,583	350,000
3 1/8% convertible notes due 2025, net of discount of $24,543 at September 30, 2009 and $35,982 at December 31, 2008	225,757	264,018
Other long-term liabilities	37,857	21,816
Commitments and contingencies

Equity:
HLTH stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; no shares outstanding	—	—
Common stock, $0.0001 par value; 900,000,000 shares authorized; 458,377,119 shares issued at September 30, 2009; 458,284,729 shares issued at December 31, 2008	46	46
Additional paid-in capital	12,588,971	12,566,854
Treasury stock, at cost; 354,320,395 shares at September 30, 2009; 356,910,193 shares at December 31, 2008	(3,283,674)	(3,292,997)
Accumulated deficit	(8,732,881)	(8,776,618)
Accumulated other comprehensive loss	(33,786)	(587)

Total HLTH stockholders’ equity	538,676	496,698
Noncontrolling interest	158,579	134,223

Total equity	697,255	630,921

TOTAL LIABILITIES AND EQUITY	$1,424,616	$1,501,734

See accompanying notes.

HLTH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue	$111,568	$96,777	$300,463	$263,391
Cost of operations	41,965	34,225	117,759	97,120
Sales and marketing	26,265	26,021	80,623	76,068
General and administrative	21,967	22,493	65,818	66,120
Depreciation and amortization	7,134	7,188	21,193	21,177
Interest income	1,840	9,386	6,060	29,384
Interest expense	5,541	6,636	17,858	19,746
Gain on repurchases of convertible notes	—	—	10,120	—
Gain on sale of EBS Master LLC	—	—	—	538,024
Impairment of auction rate securities	—	—	—	60,108
Other expense, net	123	997	944	5,807

Income from continuing operations before income tax provision	10,413	8,603	12,448	484,653
Income tax provision	5,389	3,493	4,922	29,664
Equity in earnings of EBS Master LLC	—	—	—	4,007

Consolidated income from continuing operations	5,024	5,110	7,526	458,996
Consolidated income from discontinued operations (net of a tax provision of $15,811 and $10,968 for the three months ended September 30, 2009 and 2008 and $9,975 and $10,833 for the nine months ended September 30, 2009 and 2008)	27,462	92,647	14,695	92,641

Consolidated net income inclusive of noncontrolling interest	32,486	97,757	22,221	551,637
(Income) loss attributable to noncontrolling interest	(2,184)	(1,845)	(3,181)	929

Net income attributable to HLTH stockholders	$30,302	$95,912	$19,040	$552,566

Amounts attributable to HLTH stockholders:
Income from continuing operations	$2,872	$3,403	$3,381	$460,114
Income from discontinued operations	27,430	92,509	15,659	92,452

Net income attributable to HLTH stockholders	$30,302	$95,912	$19,040	$552,566

Basic income per common share:
Income from continuing operations	$0.03	$0.02	$0.03	$2.52
Income from discontinued operations	0.26	0.50	0.15	0.50

Net income attributable to HLTH stockholders	$0.29	$0.52	$0.18	$3.02

Diluted income per common share:
Income from continuing operations	$0.02	$0.02	$0.03	$2.06
Income from discontinued operations	0.25	0.49	0.15	0.41

Net income attributable to HLTH stockholders	$0.27	$0.51	$0.18	$2.47

Weighted-average shares outstanding used in computing per share amounts:
Basic	103,727	183,716	102,695	182,838

Diluted	109,380	187,527	106,136	228,653

See accompanying notes.

HLTH CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Nine Months Ended
	September 30,
	2009	2008

Cash flows from operating activities:
Consolidated net income inclusive of noncontrolling interest	$22,221	$551,637
Adjustments to reconcile consolidated net income inclusive of noncontrolling interest to net cash provided by operating activities:
Consolidated income from discontinued operations, net of tax	(14,695)	(92,641)
Depreciation and amortization	21,193	21,177
Equity in earnings of EBS Master LLC	—	(4,007)
Non-cash interest expense	7,737	8,123
Non-cash advertising	1,753	1,736
Non-cash stock-based compensation	27,783	18,856
Deferred income taxes	7,563	9,448
Gain in repurchases of convertible notes	(10,120)	—
Gain on sale of EBS Master LLC	—	(538,024)
Impairment of auction rate securities	—	60,108
Changes in operating assets and liabilities:
Accounts receivable	6,010	6,275
Prepaid expenses and other, net	(8,394)	(10,450)
Accrued expenses and other long-term liabilities	(7,740)	(3,518)
Deferred revenue	4,248	5,367

Net cash provided by continuing operations	57,559	34,087
Net cash provided by discontinued operations	9,273	44,738

Net cash provided by operating activities	66,832	78,825
Cash flows from investing activities:
Proceeds from maturities and sales of available-for-sale securities	2,200	117,539
Purchases of available-for-sale securities	—	(177,150)
Purchases of property and equipment	(14,248)	(15,075)
Proceeds related to the sale of EBS Master LLC	—	574,617
Proceeds from the sale of discontinued operations	2,840	247,089
Proceeds from advances to EBS Master LLC	—	1,224
Other	—	148

Net cash (used in) provided by continuing operations	(9,208)	748,392
Net cash used in discontinued operations	(3,315)	(4,305)

Net cash (used in) provided by investing activities	(12,523)	744,087
Cash flows from financing activities:
Proceeds from issuance of HLTH and WHC common stock	28,770	20,725
Repurchases of convertible notes	(123,857)	—
Other	63	343

Net cash (used in) provided by continuing operations	(95,024)	21,068
Net cash used in discontinued operations	—	(76)

Net cash (used in) provided by financing activities	(95,024)	20,992
Effect of exchange rates on cash	420	(604)

Net (decrease) increase in cash and cash equivalents	(40,295)	843,300
Cash and cash equivalents at beginning of period	629,848	536,879

Cash and cash equivalents at end of period	$589,553	$1,380,179

See accompanying notes.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share data, unaudited)

1.	Background and Basis of Presentation

Background

HLTH Corporation (“HLTH” or the “Company”) was a Delaware corporation that was incorporated in December 1995 and commenced operations in January 1996 as Healtheon Corporation. HLTH’s Common Stock began trading on the Nasdaq National Market under the symbol “HLTH” on February 11, 1999. On October 23, 2009, the Company completed a merger with its WebMD Health Corp. subsidiary (“WebMD”) in which the Company merged into WebMD, with WebMD continuing as the surviving corporation (the “WebMD Merger”). See Note 16 for a description of the WebMD Merger.

WebMD Class A Common Stock began trading on the Nasdaq National Market under the symbol “WBMD” on September 29, 2005 and now trades on the Nasdaq Global Select Market. As of September 30, 2009, the Company owned 48,100,000 shares of WebMD Class B Common Stock, which represented 83.1% of the total outstanding Class A Common Stock and Class B Common Stock of WebMD. WebMD Class A Common Stock had one vote per share, while WebMD Class B Common Stock had five votes per share. As a result, the WebMD Class B Common Stock owned by the Company represented, as of September 30, 2009, 95.8% of the combined voting power of WebMD’s outstanding Common Stock.

The applicable accounting treatment for the WebMD Merger results in HLTH being treated as the acquiring entity and, as a result, the pre-acquisition consolidated financial statements of HLTH will be treated as the historical financial statements of WebMD going forward and will be included in WebMD’s Annual Report on Form 10-K for the year ending December 31, 2009.

Basis of Presentation

The accompanying consolidated financial statements include the consolidated accounts of HLTH Corporation and its subsidiaries and have been prepared in United States dollars, in accordance with U.S. generally accepted accounting principles (“GAAP”). The consolidated accounts include 100% of the assets and liabilities of the majority-owned WebMD and the ownership interests of the noncontrolling stockholders of WebMD are recorded as noncontrolling interest in WebMD in the accompanying consolidated balance sheets.

The accompanying consolidated financial statements reflect the classification of the Company’s Porex segment, ViPS segment and WebMD’s Little Blue Book print directory business (“LBB”) as discontinued operations, as a result of the divestiture of these businesses. The Company completed the sale of its Porex segment on October 19, 2009, completed the sale of LBB on September 30, 2009 and completed the sale of its ViPS segment on July 22, 2008 (the “ViPS Sale”). See Note 2 for further details.

Effective January 1, 2009, the Company adopted new authoritative guidance which affected the accounting for the Company’s 3 1/8% Convertible Notes due September 2025 and new authoritative guidance which establishes accounting and reporting standards for noncontrolling interests, previously called minority interest. As required by these new standards, the Company’s historical consolidated financial statements have been retrospectively adjusted to reflect the adoption of these standards. These accounting standards and the impact of their adoption on the historical financial statements are more fully described in Note 15.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interim Financial Statements

The unaudited consolidated financial statements of the Company have been prepared by management and reflect all adjustments (consisting of only normal recurring adjustments) that, in the opinion of management, are necessary for a fair presentation of the interim periods presented. The results of operations for the three and nine months ended September 30, 2009 are not necessarily indicative of the operating results to be expected for any subsequent period or for the entire year ending December 31, 2009. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted under the Securities and Exchange Commission’s (the “SEC”) rules and regulations.

The unaudited consolidated financial statements and notes included herein should be read in conjunction with the Company’s audited consolidated financial statements and notes for the year ended December 31, 2008, which are included in the Company’s Current Report on Form 8-K filed with the SEC on July 2, 2009.

Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases its estimates on historical experience, current business factors, and various other assumptions that the Company believes are necessary to consider to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses, and the disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors, and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Significant estimates and assumptions by management affect: the allowance for doubtful accounts, the carrying value of long-lived assets (including goodwill and intangible assets), the amortization period of long-lived assets (excluding goodwill and indefinite lived intangible assets), the carrying value, capitalization and amortization of software and Web site development costs, the carrying value of investments in auction rate securities, the provision for income taxes and related deferred tax accounts, certain accrued expenses, revenue recognition, contingencies, litigation and related legal accruals and the value attributed to employee stock options and other stock-based awards.

Seasonality

The timing of the Company’s revenue is affected by seasonal factors. Public portal advertising and sponsorship revenue is seasonal, primarily as a result of the spending patterns of the advertising and sponsorship clients of the Company’s public portals. This portion of the Company’s revenue is usually the lowest in the first quarter of each calendar year, and increases during each consecutive quarter throughout the year. The timing of revenue in relation to expenses of the Company, much of which do not vary directly with revenue, has an impact on cost of operations, sales and marketing and general and administrative expenses as a percentage of revenue in each calendar quarter.

Net Income Attributable to HLTH Stockholders Per Common Share

Basic income per common share has been computed using the weighted-average number of shares of common stock outstanding during the periods presented. Diluted income per common share has been computed using the weighted-average number of shares of common stock outstanding during the periods presented,

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

increased to give effect to potentially dilutive securities and assumes that any dilutive convertible notes were converted, only in the periods in which such effect is dilutive. Additionally, for purposes of calculating diluted income per common share of the Company, the numerator has been adjusted to consider the effect of potentially dilutive securities of WebMD, which can dilute the portion of WebMD’s net income otherwise retained by the Company. The following table presents the calculation of basic and diluted income per common share (shares in thousands) for amounts attributable to HLTH stockholders:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Amounts Attributable to HLTH Stockholders:
Numerator:
Income from continuing operations — Basic(1)	$2,841	$3,403	$3,344	$460,114
Interest expense on convertible notes, net of tax	—	—	—	11,848
Effect of WHC dilutive securities	(188)	(188)	(285)	(298)

Income from continuing operations — Diluted	$2,653	$3,215	$3,059	$471,664

Income from discontinued operations, net of tax — Basic(1)	$27,137	$92,509	$15,488	$92,452
Effect of WHC dilutive securities	(3)	(15)	53	(28)

Income from discontinued operations, net of tax — Dilutive	$27,134	$92,494	$15,541	$92,424

Denominator:
Weighted-average shares — Basic	103,727	183,716	102,695	182,838
Employee stock options and warrants	5,653	3,811	3,441	3,799
Convertible notes	—	—	—	42,016

Adjusted weighted-average shares after assumed conversions — Diluted	109,380	187,527	106,136	228,653

Basic income per common share:
Income from continuing operations	$0.03	$0.02	$0.03	$2.52
Income from discontinued operations	0.26	0.50	0.15	0.50

Net income attributable to HLTH stockholders	$0.29	$0.52	$0.18	$3.02

Diluted income per common share:
Income from continuing operations	$0.02	$0.02	$0.03	$2.06
Income from discontinued operations	0.25	0.49	0.15	0.41

Net income attributable to HLTH stockholders	$0.27	$0.51	$0.18	$2.47

(1)	Adjusted for the effect of non-vested restricted stock if dilutive to income per common share.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has excluded convertible subordinated notes and convertible notes, as well as certain outstanding warrants and stock options, from the calculation of diluted income per common share during the periods in which such securities were anti-dilutive. The following table presents the total number of shares that could potentially dilute income per common share in the future that were not included in the computation of diluted income per common share during the periods presented (shares in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Options and warrants	13,017	28,805	24,753	32,879
Convertible notes	33,272	42,016	34,144	—

	46,289	70,821	58,897	32,879

Income Taxes

The income tax provision of $5,389 and $4,922 for the three and nine months ended September 30, 2009, respectively, and income tax provision of $3,493 and $29,664 for the three and nine months ended September 30, 2008, respectively, represents taxes for federal, state and other jurisdictions. For the nine months ended September 30, 2009, the gain on repurchases of convertible notes is provided for at a lower effective tax rate than the Company’s ordinary operations, resulting in a low effective tax rate for the period. The income tax provision for the nine months ended September 30, 2008 includes a provision of approximately $24,000 related to the gain on the 2008 EBSCo Sale (as defined in Note 4) which primarily relates to certain alternative minimum taxes and other state taxes that were not offset by net operating loss carryforwards. Also, the income tax provision for the nine months ended September 30, 2008 excludes a benefit for the impairment of auction rate securities, as it is currently not deductible for tax purposes.

Reclassifications

Certain reclassifications have been made to the prior period financial statements to conform to the current year presentation.

Recent Accounting Pronouncements

Accounting Pronouncements Adopted During 2009

Effective January 1, 2009, the Company adopted the revised authoritative guidance on business combinations which changed existing practice, in part, as follows: (1) contingent consideration arrangements are now fair valued at the acquisition date and included on that basis in the purchase price consideration; (2) transaction costs are now expensed as incurred, rather than capitalized as part of the purchase price; (3) reversal of valuation allowances created in purchase accounting are now recorded through the income tax provision; and (4) in order to accrue for a restructuring plan in purchase accounting, all authoritative guidance would have to be met at the acquisition date. While the adoption of this standard did not have a material impact on the Company’s financial statements, it could materially change the accounting for business combinations consummated in the future and for tax matters relating to prior acquisitions settled subsequent to December 31, 2008.

Effective January 1, 2009, the Company adopted the authoritative guidance which clarifies that unvested share-based payment awards with a right to receive nonforfeitable dividends are participating securities. The Company reflected the impact on the three and nine months ended September 30, 2009 in the Net Income Attributable to HLTH Stockholders Per Common Share section of Note 1. The adoption of the new guidance did not have a material impact on the three and nine months ended September 30, 2008 financial statements.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In April 2009, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance requiring disclosures about fair value of financial instruments in interim reporting periods. Such disclosures were previously required only in annual financial statements. Because this pronouncement applies only to financial statement disclosure, it did not have an impact on the Company’s results of operations, financial position or cash flows.

In April 2009, the FASB issued authoritative guidance which changed when and how to assess other-than-temporary impairments of securities and to improve the financial statement presentation of such impairments. A more detailed description of this new guidance and the impact of its adoption is discussed in Note 9.

In May 2009, the FASB issued authoritative guidance establishing general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. This new guidance was effective for interim or annual financial periods ending after June 15, 2009. In response to this guidance, management has evaluated subsequent events through November 23, 2009, which is the date that the Company’s financial statements were filed.

In June 2009, the FASB issued authoritative guidance which established the FASB Accounting Standards Codification (“Codification”). On the effective date of this new guidance, the Codification superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification became non-authoritative. This new guidance was effective for financial statements issued for interim and annual periods ending after September 15, 2009. Because this pronouncement applies only to financial statement disclosure, it did not have an impact on the Company’s results of operations, financial position or cash flows.

Accounting Pronouncements to be Adopted in the Future

In October 2009, the FASB issued authoritative guidance on revenue recognition that will become effective for WebMD, as the surviving corporation in the WebMD Merger, beginning January 1, 2011, with earlier adoption permitted. Under the new guidance on arrangements that include software elements, tangible products that have software components that are essential to the functionality of the tangible product will no longer be within the scope of the software revenue recognition guidance, and software-enabled products will now be subject to other relevant revenue recognition guidance. Additionally, the FASB issued authoritative guidance on revenue arrangements with multiple deliverables that are outside the scope of the software revenue recognition guidance. Under the new guidance, when vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables. In addition, revenue under multiple element arrangements will be allocated using the relative selling price method. The new guidance includes new disclosure requirements on how the application of the relative selling price method affects the timing and amount of revenue recognition. WebMD is currently evaluating the impact that this new guidance will have on WebMD’s results of operations, financial position or cash flows.

2.	Discontinued Operations

WebMD’s Little Blue Book Print Directory Business

In March 2009, WebMD decided to divest LBB. As a result, the historical financial information for LBB has been reflected as discontinued operations in the accompanying consolidated financial statements. During the three months ended June 30, 2009, the Company recorded an impairment charge of $8,300 to reduce the carrying value of LBB to its current estimated fair value. On September 30, 2009, the Company completed the

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

sale of LBB in which it received cash proceeds of $2,590 and recognized a pre-tax gain of $27. Summarized operating results for the discontinued operations of LBB and the gain recognized on the sale are as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue	$1,875	$3,590	$4,066	$7,794
Earnings (loss) before taxes	348	1,561	(8,432)	2,172
Gain on disposal before taxes	27	—	27	—

The major classes of assets and liabilities of LBB as of December 31, 2008 were as follows:

Assets of discontinued operations:
Accounts receivable, net	$1,058
Property and equipment, net	98
Goodwill	11,044
Intangible assets, net	362
Other assets	13

Total assets	$12,575

Liabilities of discontinued operations:
Accrued expenses	$113
Deferred revenue	876
Deferred tax liability	1,570

Total liabilities	$2,559

Porex

In February 2008, the Company announced its intention to divest its Porex segment, and on October 19, 2009, the Company completed the sale. In connection with the sale of Porex, the Company received $142,000, consisting of $74,500 in cash received at closing, subject to customary adjustment based on the amount of Porex’s working capital, and $67,500 in senior secured notes (“Senior Secured Notes”). The Senior Secured Notes are secured by certain assets of the acquirer. The Senior Secured Notes accrue interest at a rate of 8.75% per annum, payable quarterly. The Senior Secured Notes were issued in four series: the Senior Secured Notes of the first, second and third series have an aggregate principal amount of $10,000 each and mature on the first, second and third anniversaries of the closing, respectively; and the Senior Secured Notes of the fourth series have an aggregate principal amount of $37,500 and mature on the fourth anniversary of the closing.

The financial information of Porex is reflected as discontinued operations in the accompanying financial statements. Summarized operating results for the discontinued operations of Porex are as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue	$22,355	$23,131	$62,532	$71,518
Earnings before taxes	4,535	5,001	12,293	13,002

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The major classes of assets and liabilities of Porex are as follows:

	September 30,	December 31,
	2009	2008

Assets of discontinued operations:
Accounts receivable, net	$12,850	$13,866
Inventory	11,953	11,978
Property and equipment, net	25,066	21,487
Goodwill	42,648	42,297
Intangible assets, net	24,755	24,724
Deferred tax asset	1,156	1,420
Other assets	2,985	3,003

Total assets	$121,413	$118,775

Liabilities of discontinued operations:
Accounts payable	$1,477	$1,601
Accrued expenses	6,505	6,654
Deferred tax liability	7,153	12,095

Total liabilities	$15,135	$20,350

ViPS

During February 2008, the Company announced its intention to divest its ViPS segment and on July 22, 2008, the Company completed the ViPS Sale to an affiliate of General Dynamics Corporation. The Company received cash proceeds of $223,175, net of a working capital adjustment, professional fees and other expenses associated with the ViPS Sale. In connection with the ViPS Sale, the Company recognized a pre-tax gain of $96,969, of which $96,566 was recognized during the nine months ended September 30, 2008, and incurred approximately $1,472 of professional fees and other expenses.

The financial information of ViPS is reflected as discontinued operations in the accompanying financial statements. Summarized operating results for the discontinued operations of ViPS are as follows:

	For the Period	For the Period
	July 1, 2008	January 1, 2008
	to July 22, 2008	to July 22, 2008

Revenue	$5,292	$57,497
Earnings before taxes	270	8,121
Gain on disposal before taxes	96,566	96,566

EPS

On September 14, 2006, the Company completed the sale of Emdeon Practice Services, Inc. (together with its subsidiaries, “EPS”) to Sage Software, Inc. (“Sage Software”), an indirect wholly owned subsidiary of The Sage Group plc (the “EPS Sale”). The Company has certain indemnity obligations to advance amounts for reasonable defense costs for initially ten, and now eight, former officers and directors of EPS, who were indicted in connection with the previously disclosed investigation by the United States Attorney for the District of South Carolina (the “Investigation”), which is more fully described in Note 11. In connection with the EPS Sale, the Company agreed to indemnify Sage Software relating to these indemnity obligations. During the year ended December 31, 2007, based on information available at that time, the Company determined a reasonable estimate of the range of probable costs with respect to its indemnification obligation and accordingly, recorded

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

an aggregate pre-tax charge of $73,347, which represented the Company’s estimate of the low end of the probable range of costs related to this matter. The Company had reserved the low end of the probable range of costs because no estimate within the range was a better estimate than any other amount. That estimate included assumptions as to the duration of the trial and pre-trial periods, and the defense costs to be incurred during these periods. The Company updated the estimated range of its indemnification obligation based on new information received during the three months ended June 30, 2008, the three months ended December 31, 2008 and again during the three months ended June 30, 2009, and as a result, recorded additional pre-tax charges of $16,980, $12,098 and $28,800, respectively, each of which reflected increases in the low end of the probable range of costs related to this matter. The probable range of future costs with respect to this matter is estimated to be approximately $46,900 to $62,400 as of September 30, 2009, which includes costs that have been incurred prior to, but were not yet paid, as of September 30, 2009. The ultimate outcome of this matter is still uncertain, and the estimate of future costs includes assumptions as to the duration of the trial and the defense costs to be incurred during the remainder of the pre-trial period and during the trial period. Accordingly, the amount of cost the Company may ultimately incur could be substantially more than the reserve the Company has currently provided. If the recorded reserves are insufficient to cover the ultimate cost of this matter, the Company will need to record additional charges to its consolidated statement of operations in future periods. The accrual related to this obligation was $46,900 and $47,550 as of September 30, 2009 and December 31, 2008, respectively, and is included within liabilities of discontinued operations in the accompanying consolidated balance sheets.

As of September 30, 2009 and December 31, 2008, also included within liabilities of discontinued operations related to this matter is $6,354 and $30,312, respectively, which represents certain reimbursements received from the Company’s insurance carriers between July 31, 2008 and September 30, 2009. The Company deferred recognizing these insurance reimbursements within the consolidated statement of operations given the pending Coverage Litigation, which is described below in Note 11. During January 2008 and during the nine months ended September 30, 2009, the Company received reimbursements from its insurance carriers in the amount of $14,625 and $49,253, respectively, which reimbursements are not subject to the pending Coverage Litigation. Accordingly, the Company recognized these amounts within consolidated loss from discontinued operations during the year ended December 31, 2007 and during the nine months ended September 30, 2009, respectively.

Also included in income from discontinued operations for the three and nine months ended September 30, 2009 is $110 and $329, respectively, and $215 and $591 for the three and nine months ended September 30, 2008, respectively, related to the reversal of certain sales and use tax contingencies, which were indemnified by the Company for Sage Software, resulting from the expiration of statutes of limitations.

3.	Repurchases of Convertible Notes

During the nine months ended September 30, 2009, the Company repurchased $85,417 principal amount of its 1.75% Convertible Subordinated Notes Due 2023 (“1.75% Notes”) for $80,123 in cash. Also during the nine months ended September 30, 2009, the Company repurchased $49,700 principal amount of its 3 1/8% Convertible Notes Due 2025 (“3 1/8% Notes”) for $43,734 in cash. The Company recognized an aggregate gain of $10,120 related to the repurchases of the 1.75% Notes and 3 1/8% Notes during the nine months ended September 30, 2009, which is reflected as gain on repurchases of convertible notes in the accompanying consolidated statement of operations. The gain considers the proportionate write-off of unamortized deferred issuance costs. The Company did not repurchase 1.75% Notes or 3 1/8% Notes during the three months ended September 30, 2009. As of September 30, 2009, there were $264,583 principal amount of the 1.75% Notes outstanding and $250,300 principal amount of the 3 1/8% Notes outstanding.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Investment in Emdeon Business Services

On February 8, 2008, the Company entered into a Securities Purchase Agreement and simultaneously completed the sale of its 48% minority ownership interest in EBS Master LLC (“EBSCo”), which was reflected as an investment accounted for under the equity method, for $574,617 in cash, net of professional fees and other expenses, to an affiliate of General Atlantic LLC and affiliates of Hellman & Friedman, LLC (the “2008 EBSCo Sale”). In connection with the 2008 EBSCo Sale, the Company recognized a gain of $538,024 during the three months ended March 31, 2008.

The Company’s share of EBSCo’s net earnings is reported as equity in earnings of EBS Master LLC in the accompanying consolidated statements of operations for the period January 1, 2008 through February 8, 2008, the closing date of the 2008 EBSCo Sale. The difference between the equity in earnings of EBS Master LLC in the accompanying consolidated statements of operations and 48% of the net income of EBSCo is principally due to the amortization of the excess of the fair value of EBSCo’s net assets as adjusted for in purchase accounting, over the carryover basis of the Company’s investment in EBSCo. The following is summarized financial information of EBSCo for the period January 1, 2008 through February 8, 2008:

Revenue	$94,481
Cost of operations	44,633
Net income	5,551

5.	Segment Information

The accounting policies of the segments are the same as the accounting policies for the consolidated Company. The performance of the Company’s business is monitored based on earnings before interest, taxes, non-cash and other items. Other items include: a gain on the sale of EBS Master LLC; an impairment charge related to investments in auction rate securities; legal expenses incurred by the Company, which reflect costs and expenses related to the investigation by the United States Attorney for the District of South Carolina and the SEC; the gain on the repurchases of the Company’s convertible notes; income related to the reduction of certain sales and use tax contingencies; and professional fees, primarily consisting of legal, accounting and financial advisory services related to the proposed 2008 merger transaction between HLTH and WebMD (the “Proposed 2008 WebMD Merger”), which was terminated in October 2008.

The WebMD segment and Corporate segment are described as follows:

•	WebMD provides health information services to consumers, physicians and other healthcare professionals, employers and health plans through WebMD’s public and private online portals and health-focused publications. WebMD’s public portals for consumers enable them to obtain health and wellness information (including information on specific diseases or conditions), check symptoms, locate physicians, store individual healthcare information, receive periodic e-newsletters on topics of individual interest and participate in online communities with peers and experts. WebMD’s public portals for physicians and healthcare professionals make it easier for them to access clinical reference sources, stay abreast of the latest clinical information, learn about new treatment options, earn continuing medical education (“CME”) credit and communicate with peers. WebMD’s public portals generate revenue primarily through the sale of advertising and sponsorship products, including CME services. WebMD also distributes online content and services to other entities and generates revenue from these arrangements through the sale of advertising and sponsorship products and content syndications fees, provides e-detailing promotion and physician recruitment services and provides print services including the publication of WebMD the Magazine, a consumer magazine distributed to physician office waiting rooms. The public portals sponsors and advertisers include pharmaceutical, biotechnology, medical device and consumer products companies. WebMD’s private portals enable employers and health plans to provide their employees and plan members with access to personalized health and benefit

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

information and decision-support technology that helps them make more informed benefit, treatment and provider decisions. WebMD also provides related services for use by such employees and members, including lifestyle education and personalized telephonic health coaching. WebMD generates revenue from its private portals through the licensing of these services to employers and health plans either directly or through distributors.

•	Corporate includes personnel costs and other expenses related to executive personnel, legal, accounting, tax, internal audit, risk management, human resources and certain information technology functions, as well as other costs and expenses, such as professional fees including legal and audit services, insurance, costs of leased property and facilities, telecommunication costs and software maintenance expenses. Corporate expenses are net of $1,312 and $3,442 for the three and nine months ended September 30, 2009, respectively, and $838 and $2,572 for the three and nine months ended September 30, 2008, respectively, which are costs allocated to WebMD for services provided by the Corporate segment. In connection with the sale of a 52% interest in the Company’s Emdeon Business Services segment during 2006 and the ViPS Sale, the Company entered into transition services agreements whereby the Company provided ViPS and EBSCo certain administrative services, including payroll, accounting, purchasing and procurement, tax, and human resource services, as well as information technology support. Additionally, EBSCo provided certain administrative services to the Company. These services were provided through the Corporate segment, and the related transition services fees that the Company charged to ViPS and EBSCo, net of the fee the Company paid to EBSCo, were also included in the Corporate segment, which were intended to approximate the cost of providing these services.

As a result of the Company’s decision to divest LBB, the Company eliminated the separate segment presentation for WebMD Publishing and Other Services.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summarized financial information for the WebMD segment and the Corporate segment and a reconciliation to consolidated income from continuing operations are presented below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue
WebMD:
Public portal advertising and sponsorship	$89,414	$74,658	$232,695	$197,523
Private portal services	22,154	22,139	67,768	65,928
Inter-segment eliminations	—	(20)	—	(60)

	$111,568	$96,777	$300,463	$263,391

Earnings before interest, taxes, non-cash and other items
WebMD	$33,123	$25,467	$75,029	$60,191
Corporate	(2,559)	(4,679)	(9,183)	(15,311)

	30,564	20,788	65,846	44,880
Interest, taxes, non-cash and other items
Interest income	1,840	9,386	6,060	29,384
Interest expense	(5,541)	(6,636)	(17,858)	(19,746)
Income tax provision	(5,389)	(3,493)	(4,922)	(29,664)
Depreciation and amortization	(7,134)	(7,188)	(21,193)	(21,177)
Non-cash stock-based compensation	(9,217)	(6,468)	(27,783)	(18,856)
Non-cash advertising	—	(178)	(1,753)	(1,736)
Gain on repurchases of convertible notes	—	—	10,120	—
Equity in earnings of EBS Master LLC	—	—	—	4,007
Gain on sale of EBS Master LLC	—	—	—	538,024
Impairment of auction rate securities	—	—	—	(60,108)
Other expense, net	(99)	(1,101)	(991)	(6,012)

Consolidated income from continuing operations	5,024	5,110	7,526	458,996
Consolidated income from discontinued operations, net of tax	27,462	92,647	14,695	92,641

Consolidated net income inclusive of noncontrolling interest	32,486	97,757	22,221	551,637
(Income) loss attributable to noncontrolling interest	(2,184)	(1,845)	(3,181)	929

Net income attributable to HLTH stockholders	$30,302	$95,912	$19,040	$552,566

6.	Stock-Based Compensation

The Company has various stock-based compensation plans (collectively, the “Plans”) under which directors, officers and other eligible employees receive awards of options to purchase HLTH Common Stock and restricted shares of HLTH Common Stock. Additionally, WebMD has two similar stock-based compensation plans that provide for stock options and restricted stock awards based on WebMD Class A Common Stock. Following the WebMD Merger, the HLTH Plans were assumed by WebMD and no further grants will be made by WebMD under those Plans. For additional information, see Note 16 below. The Company also

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

maintained an Employee Stock Purchase Plan through April 30, 2008, which provided employees with the ability to buy shares of HLTH Common Stock at a discount. The following sections of this note summarize the activity for each of these plans.

HLTH Plans

The Company had an aggregate of 2,505,557 shares of HLTH Common Stock available for future grants under the Plans as of September 30, 2009. In addition to the Plans, the Company has granted options to certain directors, officers and key employees pursuant to individual stock option agreements. At September 30, 2009, there were options to purchase 4,084,881 shares of HLTH Common Stock outstanding to these individuals. The terms of these grants are similar to the terms of the options granted under the Plans and accordingly, the stock option activity of these individuals is included in all references to the Plans. Shares are issued from treasury stock when options are exercised or restricted stock is granted.

Stock Options

Generally, options under the Plans vest and become exercisable ratably over periods ranging from three to five years based on their individual grant dates, subject to continued employment on the applicable vesting dates. The majority of options granted under the Plans expire within ten years from the date of grant. Options are granted at prices not less than the fair market value of HLTH Common Stock on the date of grant. The following table summarizes activity for the Plans:

		Weighted	Weighted Average
		Average	Remaining	Aggregate
		Exercise Price	Contractual Life	Intrinsic
	Shares	Per Share	(In Years)	Value(1)

Outstanding at January 1, 2009	44,481,624	$14.41
Granted	357,500	11.13
Exercised	(2,787,461)	9.74
Forfeited	(4,104,265)	19.80

Outstanding at September 30, 2009	37,947,398	$14.14	2.8	$99,842

Vested and exercisable at the end of the period	32,774,392	$14.80	2.0	$75,722

(1)	The aggregate intrinsic value is based on the market price of HLTH’s Common Stock on September 30, 2009, which was $14.61, less the applicable exercise price of the underlying option. This aggregate intrinsic value represents the amount that would have been realized if all of the option holders had exercised their options on September 30, 2009.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model, considering the assumptions noted in the following table. Expected volatility is based on implied volatility from traded options of HLTH Common Stock combined with historical volatility of HLTH Common Stock. Prior to January 1, 2006, only historical volatility was considered. The expected term represents the period of time that options are expected to be outstanding following their grant date, and was

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

determined using historical exercise data. The risk-free rate is based on the U.S. Treasury yield curve for periods equal to the expected term of the options on the grant date.

	Nine Months Ended
	September 30,
	2009	2008

Expected dividend yield	0.0%	0%
Expected volatility	0.38	0.33
Risk-free interest rate	1.56%	2.82%
Expected term (years)	3.69	3.81
Weighted-average fair value of options granted during the period	$3.36	$3.92

Restricted Stock Awards

HLTH Restricted Stock consists of shares of HLTH Common Stock which have been awarded to employees with restrictions that cause them to be subject to substantial risk of forfeiture and restrict their sale or other transfer by the employee until they vest. Generally, HLTH Restricted Stock awards vest ratably over periods ranging from three to five years from their individual award dates subject to continued employment on the applicable vesting dates. The following table summarizes the activity of non-vested HLTH Restricted Stock:

		Weighted-
		Average
		Grant Date
	Shares	Fair Value

Balance at January 1, 2009	1,212,624	$9.94
Granted	26,000	11.08
Vested	(116,774)	9.18

Balance at September 30, 2009	1,121,850	$10.04

Proceeds received from the exercise of options to purchase HLTH Common Stock were $11,845 and $27,140 for the three and nine months ended September 30, 2009, respectively, and $10,624 and $17,901 for the three and nine months ended September 30, 2008, respectively. The intrinsic value related to the exercise of these stock options, as well as the fair value of shares of HLTH Restricted Stock that vested, was $3,484 and $9,769 for the three and nine months ended September 30, 2009, respectively, and $6,513 and $11,840 for the three and nine months ended September 30, 2008, respectively.

WebMD Plans

During September 2005, WebMD adopted the 2005 Long-Term Incentive Plan (as amended, the “WebMD Plan”). Additionally, in connection with the acquisition of Subimo, LLC, in December 2006, WebMD adopted the WebMD Health Corp. Long-Term Incentive Plan for Employees of Subimo, LLC (as amended, the “Subimo Plan”). The terms of the Subimo Plan are similar to the terms of the WebMD Plan but it has not been approved by WebMD stockholders. Awards under the Subimo Plan were made on the date of the Company’s acquisition of Subimo, LLC in reliance on the NASDAQ Global Select Market exception to shareholder approval for equity grants to new hires. No additional grants will be made under the Subimo Plan. The WebMD Plan and the Subimo Plan are referred to below as the “WebMD Plans.” The maximum number of shares of WebMD Class A Common Stock that may be subject to options or restricted stock awards under the WebMD Plans was 14,980,574 as of September 30, 2009, subject to adjustment in accordance with the terms of the WebMD Plans. WebMD had an aggregate of 2,062,157 shares of Class A Common Stock available for future grants under the WebMD Plans at September 30, 2009. Shares of WebMD Class A

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Common Stock are issued from WebMD’s treasury stock when options are exercised or restricted stock is granted to the extent shares are available in WebMD’s treasury, otherwise new Class A Common Stock is issued in connection with these transactions.

Stock Options

Generally, options under the WebMD Plans vest and become exercisable ratably over periods ranging from four to five years based on their individual grant dates, subject to continued employment on the applicable vesting dates. The options granted under the WebMD Plans expire within ten years from the date of grant. Options are granted at prices not less than the fair market value of WebMD’s Class A Common Stock on the date of grant. The following table summarizes activity for the WebMD Plans:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise Price	Contractual Life	Intrinsic
	Shares	Per Share	(In Years)	Value(1)

Outstanding at January 1, 2009	10,284,236	$25.46
Granted	604,900	27.68
Exercised	(312,051)	17.73
Forfeited	(675,250)	27.89

Outstanding at September 30, 2009	9,901,835	$25.68	8.2	$88,616

Vested and exercisable at the end of the period	3,091,658	$24.09	6.4	$34,630

(1)	The aggregate intrinsic value is based on the market price of WebMD’s Class A Common Stock on September 30, 2009, which was $33.12, less the applicable exercise price of the underlying option. This aggregate intrinsic value represents the amount that would have been realized if all of the option holders had exercised their options on September 30, 2009.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model, considering the assumptions noted in the following table. Expected volatility is based on implied volatility from traded options of WebMD Class A Common Stock combined with historical volatility of WebMD Class A Common Stock. The expected term represents the period of time that options are expected to be outstanding following their grant date, and was determined using historical exercise data of WebMD employees who were previously granted HLTH stock options. The risk-free rate is based on the U.S. Treasury yield curve for periods equal to the expected term of the options on the grant date.

	Nine Months Ended
	September 30,
	2009	2008

Expected dividend yield	0%	0%
Expected volatility	0.56	0.44
Risk-free interest rate	1.46%	2.46%
Expected term (years)	3.31	3.25
Weighted-average fair value of options granted during the period	$11.03	$10.75

Restricted Stock Awards

WebMD’s Restricted Stock consists of shares of WebMD Class A Common Stock which have been awarded to employees with restrictions that cause them to be subject to substantial risk of forfeiture and restrict their sale or other transfer by the employee until they vest. Generally, WebMD Restricted Stock awards vest ratably over periods ranging from four to five years from their individual award dates subject to continued

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

employment on the applicable vesting dates. The following table summarizes the activity of non-vested WebMD Restricted Stock:

		Weighted-
		Average
		Grant Date
	Shares	Fair Value

Balance at January 1, 2009	706,009	$25.22
Granted	59,000	30.54
Vested	(91,688)	21.74
Forfeited	(50,908)	29.65

Balance at September 30, 2009	622,413	$25.88

Proceeds received from the exercise of options to purchase shares of WebMD’s Class A Common Stock were $2,236 and $5,532 during the three and nine months ended September 30, 2009, respectively, and $1,061 and $3,453 during the three and nine months ended September 30, 2008, respectively. The intrinsic value related to the exercise of these stock options, as well as the fair value of shares of WebMD’s Restricted Stock that vested, was $4,410 and $6,017 during the three and nine months ended September 30, 2009, respectively, and $3,299 and $5,769 during the three and nine months ended September 30, 2008, respectively.

Employee Stock Purchase Plan

The Company’s 1998 Employee Stock Purchase Plan, as amended from time to time (the “ESPP”), allowed eligible employees the opportunity to purchase shares of HLTH Common Stock through payroll deductions, up to 15% of a participant’s annual compensation with a maximum of 5,000 shares available per participant during each purchase period. The purchase price of the stock was 85% of the fair market value on the last day of each purchase period. The ESPP was terminated effective April 30, 2008. There were 49,125 shares issued under the ESPP during the nine months ended September 30, 2008.

Other

At the time of the WebMD initial public offering and each year on the anniversary of the initial public offering, WebMD issued shares of WebMD Class A Common Stock to each non-employee director with a value equal to their annual board and committee retainers. The Company recorded stock-based compensation expense of $85 during the three months ended September 30, 2009 and 2008 and $255 during the nine months ended September 30, 2009 and 2008 in connection with these issuances.

Additionally, the Company recorded stock-based compensation expense of $279 and $837 during the three and nine months ended September 30, 2008, respectively, in connection with a stock transferability right for shares that were issued in connection with the acquisition of Subimo, LLC by WebMD.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summary of Stock-Based Compensation Expense

The following table summarizes the components and classification of stock-based compensation expense:

			Nine Months Ended
	Three Months Ended September 30,		September 30,
	2009	2008	2009	2008

HLTH Plans:
Stock options	$2,195	$2,127	$6,100	$5,743
Restricted stock	1,487	1,525	4,848	4,253
WebMD Plans:
Stock options	4,626	2,682	14,269	7,858
Restricted stock	890	456	2,897	1,260
ESPP	—	—	—	51
Other	131	372	323	1,097

Total stock-based compensation expense	$9,329	$7,162	$28,437	$20,262

Included in:
Cost of operations	$1,743	$997	$4,921	$2,930
Sales and marketing	1,948	1,215	5,499	3,602
General and administrative	5,526	4,256	17,363	12,324

Consolidated income from continuing operations	9,217	6,468	27,783	18,856
Consolidated income from discontinued operations	112	694	654	1,406

Total stock-based compensation expense	$9,329	$7,162	$28,437	$20,262

As of September 30, 2009, approximately $11,692 and $66,848 of unrecognized stock-based compensation expense related to unvested awards (net of estimated forfeitures) is expected to be recognized over a weighted-average period of approximately 1.8 years and 3.2 years, related to the HLTH Plans and the WebMD Plans, respectively.

7.	Equity

The following is a summary of the changes in equity of the Company and of the noncontrolling interest for the nine months ended September 30, 2009 and 2008:

	Nine Months Ended
	September 30, 2009
	HLTH
	Stockholders’	Noncontrolling	Total
	Equity	Interest	Equity

Balance as of the beginning of period	$496,698	$134,223	$630,921
Comprehensive income:
Net income	19,040	3,181	22,221
Unrealized losses on securities	(9,776)	(856)	(10,632)
Foreign currency translation adjustment	1,274	—	1,274

Total comprehensive income	10,538	2,325	12,863

Issuance of stock for option exercises and other issuances	23,946	4,824	28,770
Stock-based compensation expense	11,038	17,207	28,245
Repurchases of 3 1/8% convertible notes, net of tax	(3,544)	—	(3,544)

Balance as of the end of period	$538,676	$158,579	$697,255

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Nine Months Ended
	September 30, 2008
	HLTH
	Stockholders’	Noncontrolling	Total
	Equity	Interest	Equity

Balance as of the beginning of period	$642,808	$131,353	$774,161
Comprehensive income (loss):
Net income (loss)	552,566	(929)	551,637
Unrealized losses on securities	(11,193)	(928)	(12,121)
Foreign currency translation adjustment	(1,200)	—	(1,200)
Reversal of comprehensive loss related to EBS Master LLC	7,326	—	7,326

Total comprehensive income (loss)	547,499	(1,857)	545,642

Issuance of stock for option exercises, ESPP and other issuances	17,879	3,186	21,065
Tax benefit realized from issuances of common stock and valuation reversal	2,527	—	2,527
Gain on issuance of WHC Class A Common Stock and other	3,394	(3,394)	—
Stock-based compensation expense	10,079	9,962	20,041
Repurchase of warrant	(700)	—	(700)

Balance as of the end of period	$1,223,486	$139,250	$1,362,736

8.	Comprehensive Income

Comprehensive income is comprised of net income and other comprehensive income (loss). Other comprehensive income (loss) includes foreign currency translation adjustments and certain changes in equity that are excluded from net income, such as changes in unrealized holding gains and losses on available-for-sale marketable securities. The following table presents the components of comprehensive income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Foreign currency translation gains (losses)	$1,091	$(4,488)	$1,274	$(1,200)
Unrealized holding gains (losses) on securities	2,984	(8,564)	(9,776)	(11,193)
EBSCo interest rate swap agreement(1)	—	—	—	7,326

Other comprehensive income (loss)	4,075	(13,052)	(8,502)	(5,067)
Net income	30,302	95,912	19,040	552,566

Comprehensive income	$34,377	$82,860	$10,538	$547,499

(1)	Relates to the Company’s investment in EBS Master LLC which was sold in February 2008.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accumulated other comprehensive loss includes:

	September 30,	December 31,
	2009	2008

Foreign currency translation gains	$9,365	$8,091
Unrealized losses on securities, net	(43,151)	(8,678)

Total accumulated other comprehensive loss	$(33,786)	$(587)

Deferred taxes are not included within accumulated other comprehensive loss because a valuation allowance was maintained for substantially all net deferred tax assets.

9.	Fair Value of Financial Instruments and Non-Recourse Credit Facilities

The Company accounts for certain assets and liabilities at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, the Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities, such as the Company’s equity securities reflected in the table below.

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company did not have any Level 2 assets as of September 30, 2009 and December 31, 2008. The following table sets forth the Company’s Level 1 and Level 3 financial assets that were measured and recorded at fair value on a recurring basis as of September 30, 2009 or December 31, 2008:

		As of September 30, 2009					As of December 31, 2008
					Gross				Gross
	Fair Value	Amortized			Unrealized		Amortized		Unrealized
	Estimate Using:	Cost Basis		Fair Value	Gains (Losses)		Cost Basis	Fair Value	Gains (Losses)

Cash and cash equivalents	Level 1	$589,553		$589,553	$—		$629,848	$629,848	$—
Equity securities	Level 1	1,470		3,215	1,745		1,470	1,497	27
Auction rate securities(1)	Level 3	320,607	(2)	272,002	(48,605	)(2)	295,959	286,552	(9,407)

(1)	The face (par) value of the auction rate securities was $352,800 and $355,000 as of September 30, 2009 and December 31, 2008, respectively.

(2)	Amounts reflect cumulative effect of adoption of new authoritative guidance as discussed below.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table reconciles the beginning and ending balances of the Company’s Level 3 assets, which consist of the Company’s auction rate securities for the nine months ended September 30, 2009 and 2008:

	Nine Months Ended
	September 30,
	2009	2008

Fair value as of the beginning of the period	$286,552	$—
Transfers to Level 3	—	363,700
Redemptions	(2,200)	(7,900)
Impairment charge included in earnings	—	(60,108)
Interest income accretion included in earnings	—	632
Unrealized loss included in other comprehensive loss	(12,350)	(11,916)

Fair value as of the end of the period	$272,002	$284,408

The Company holds investments in auction rate securities (“ARS”) which have been classified as Level 3 assets, as described above. The types of ARS holdings the Company owns are backed by student loans, 97% guaranteed under the Federal Family Education Loan Program (FFELP), and had credit ratings of AAA or Aaa when purchased. Historically, the fair value of the Company’s ARS holdings approximated par value due to the frequent auction periods, generally every 7 to 28 days, which provided liquidity to these investments. However, since February 2008, all auctions involving these securities have failed. The result of a failed auction is that these ARS holdings will continue to pay interest in accordance with their terms at each respective auction date; however, liquidity of the securities will be limited until there is a successful auction, the issuer redeems the securities, the securities mature or until such time as other markets for these ARS holdings develop. As a secondary market has yet to develop, these investments have been classified as long-term investments as their contractual maturity dates are generally in excess of 20 years. Additionally, during 2009 approximately one-half of the auction rate securities the Company holds were either downgraded below AAA or placed on “watch” status by one or more of the major credit rating agencies. As of March 31, 2008, the Company concluded that the estimated fair value of its ARS holdings no longer approximated the face value. The Company concluded the fair value of its ARS holdings was $302,842, of which $141,044 related to WebMD, compared to a face value of $362,950, of which $168,450 related to WebMD. The impairment in value, or $60,108, of which $27,406 related to WebMD, was considered to be other-than-temporary and, accordingly, was recorded as an impairment charge within the consolidated statement of operations during the three months ended March 31, 2008.

Effective April 1, 2009, the Company was required to adopt new authoritative guidance which amended the recognition guidance for other-than-temporary impairments of debt securities and changed the presentation of other-than-temporary impairments in the financial statements. In accordance with the new guidance, if an entity intends to sell or if it is more likely than not that it will be required to sell an impaired security prior to recovery of its cost basis, the security is to be considered other-than-temporarily impaired and the full amount of impairment must be charged to earnings. Otherwise, losses on securities which are other-than-temporarily impaired are separated into two categories, the portion of loss which is considered credit loss and the portion of loss which is due to other factors. The credit loss portion is charged to earnings while the loss due to other factors is charged to other comprehensive income. This new guidance requires a cumulative effect adjustment to be reported as of the beginning of the period of adoption to reclassify the non-credit component of previously recognized other-than-temporary impairments on debt securities held at that date, from retained earnings to accumulated other comprehensive income, if the entity does not intend to sell the debt security and it is not more likely than not that the entity will be required to sell the debt security before recovery of its amortized cost basis.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Since the Company has no current intent to sell the ARS holdings, and it is not more likely than not that the Company will be required to sell the securities prior to recovery, the Company estimated the present value of the cash flows expected to be collected related to the auction rate securities it holds. The difference between the present value of the estimated cash flows expected to be collected and the amortized cost basis as of April 1, 2009, the date this new guidance was adopted, was $24,697, which is net of the effect of noncontrolling interest of $2,151. This represents the cumulative effect of initially adopting this new guidance and it has been reflected as an increase to accumulated other comprehensive loss and a reduction to accumulated deficit in the accompanying consolidated balance sheet effective as of April 1, 2009.

The Company estimates the fair value of its ARS holdings using an income approach valuation technique. Using this approach, expected future cash flows are calculated over the expected life of each security and are discounted to a single present value using a market required rate of return. Some of the more significant assumptions made in the present value calculations were (i) the estimated weighted average lives for the loan portfolios underlying each individual ARS, which ranged from 4 to 14 years as of March 31, 2008 and (ii) the required rates of return used to discount the estimated future cash flows over the estimated life of each security, which consider both the credit quality for each individual ARS and the market liquidity for these investments. Additionally, as discussed above, during 2009, certain of the auction rate securities the Company holds were downgraded below AAA by one or more of the major credit rating agencies. These revised credit ratings were a significant consideration in determining the cash flows expected to be collected. Substantial judgment and estimation factors are necessary in connection with making fair value estimates of Level 3 securities, including estimates related to expected credit losses as these factors are not currently observable in the market due to the lack of trading in the securities. The Company continues to monitor the market for ARS as well as the individual ARS investments it owns. The Company may be required to record additional losses, either realized or unrealized, in future periods if the fair value of its ARS holdings deteriorates further.

The Company also holds an investment in a privately held company which is carried at cost, and not subject to fair value measurements. However, if events or circumstances indicate that its carrying amount may not be recoverable, it would be reviewed for impairment. The amount of this investment is $6,471 and it is included in other assets on the accompanying consolidated balance sheets.

For disclosure purposes, the Company is required to measure the outstanding value of its debt on a recurring basis. The following table presents the carrying value and estimated fair value of the Company’s convertible notes that are carried at historical cost:

	September 30, 2009		December 31, 2008
	Cost Basis	Fair Value	Cost Basis	Fair Value

Financial Assets:
1.75% Notes(a)	$264,583	$278,405	$350,000	$305,200
3 1/8% Notes(a)	225,757	240,348	264,018	243,750

(a)	Fair value estimate incorporates quoted prices in active markets.

Non-Recourse Credit Facilities

On May 6, 2008, the Company and WebMD each entered into a non-recourse credit facility (the “2008 Credit Facilities”) with an affiliate of Citigroup, secured by their respective ARS holdings (including, in some circumstances, interest payable on the ARS holdings), that would allow the Company and WebMD to borrow up to 75% of the face amount of the ARS holdings pledged as collateral under the respective 2008 Credit Facilities. No borrowings were made under the 2008 Credit Facilities.

On April 28, 2009, the Company entered into a new non-recourse credit facility and WebMD entered into an amended and restated credit facility, each with an affiliate of Citigroup (collectively, the “2009 Credit

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Facilities”), replacing the 2008 Credit Facilities. As of the date of this Quarterly Report, no borrowings have been made under either of the 2009 Credit Facilities. The 2009 Credit Facilities are secured by the respective borrowers’ ARS holdings (including, in some circumstances, interest payable on the ARS holdings). The Company (and WebMD as its successor following the WebMD Merger) and WebMD can make borrowings under the 2009 Credit Facilities until April 27, 2010. Any borrowings outstanding under the 2009 Credit Facilities after February 26, 2010 become demand loans, subject to 60 days notice, with recourse only to the pledged collateral. Loan proceeds may be used for general working capital purposes or other lawful business purposes of the borrower (including repurchases of its own securities), but not for purposes of buying, trading or carrying other securities. The interest rate applicable to borrowings under the 2009 Credit Facilities will be the Open Federal Funds Rate plus 3.95%. The maximum that can be borrowed under the respective 2009 Credit Facilities is 75% of the face amount of the pledged ARS holdings. As of September 30, 2009, the maximum the Company would be able to borrow is $142,350 (based on its ARS holdings, excluding ARS held by WebMD) and the maximum WebMD would be able to borrow is $122,250 (based on its ARS holdings). Removals of ARS from the pledged collateral (including upon their redemption or sale) will reduce the amount available for borrowing under the respective 2009 Credit Facilities.

The Company’s 2009 Credit Facility is governed by a new loan agreement and WebMD’s 2009 Credit Facility is governed by an amended and restated loan agreement, each of which contains customary representations and warranties of the borrower and certain affirmative covenants and negative covenants relating to the pledged collateral. Under each of the loan agreements, the borrower and the lender may, in certain circumstances, cause the pledged collateral to be sold, with the proceeds of any such sale required to be applied in full immediately to repayment of amounts borrowed.

10.	Intangible Assets

Intangible assets subject to amortization consist of the following:

	September 30, 2009				December 31, 2008
				Weighted				Weighted
	Gross			Average	Gross			Average
	Carrying	Accumulated		Remaining	Carrying	Accumulated		Remaining
	Amount	Amortization	Net	Useful Life(a)	Amount	Amortization	Net	Useful Life(a)

Content	$15,954	$(15,286)	$668	1.1	$15,954	$(14,541)	$1,413	1.7
Customer relationships	34,057	(15,499)	18,558	8.4	34,057	(12,872)	21,185	8.8
Technology and patents	14,700	(14,540)	160	0.2	14,700	(13,370)	1,330	0.8
Trade names-definite lived	6,030	(2,495)	3,535	6.7	6,030	(2,094)	3,936	6.9
Trade names-indefinite lived	4,464	—	4,464	n/a	4,464	—	4,464	n/a

Total	$75,205	$(47,820)	$27,385		$75,205	$(42,877)	$32,328

(a)	The calculation of the weighted average remaining useful life is based on the net book value and the remaining amortization period of each respective intangible asset.

Amortization expense was $1,503 and $4,943 for the three and nine months ended September 30, 2009, respectively, and $2,342 and $7,142 for the three and nine months September 30, 2008, respectively. Aggregate amortization expense for intangible assets is estimated to be:

Year Ending December 31:
2009 (October 1st to December 31st)	$1,365
2010	3,394
2011	2,628
2012	2,628
2013	2,627
Thereafter	10,279

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Commitments and Contingencies

Roberta Feinstein v. WebMD Health Corporation, et al.

In June 2009, a purported class action was filed on behalf of stockholders of WebMD in the Supreme Court of the State of New York, County of New York. Roberta Feinstein v. WebMD Health Corporation, et al., No. 650369/2009 (Sup. Ct. N.Y. Co.). The action names as defendants: WebMD; certain directors of WebMD; and the Company. The action alleges, among other things, that the members of WebMD’s Board of Directors breached their fiduciary duties of care, loyalty, good faith and candor in agreeing to the WebMD Merger and have attempted to unfairly deprive WebMD’s stockholders of the true value of their investment in WebMD, with the action containing additional allegations that the Company aided and abetted the breaches of fiduciary duty of WebMD’s directors. The lawsuit seeks, among other things, to certify plaintiff as class representative, a declaration that the members of WebMD’s Board of Directors have breached their fiduciary duties, and an award of attorneys’ and experts’ fees and expenses. WebMD believes that the class claim asserted by WebMD’s stockholders relating to the WebMD Merger is without merit and intends to contest it vigorously.

Litigation Regarding Distribution of Shares in Healtheon Initial Public Offering

Seven purported class action lawsuits were filed against Morgan Stanley & Co. Incorporated and Goldman Sachs & Co., underwriters of the initial public offering of the Company (then known as Healtheon Corporation) in the United States District Court for the Southern District of New York in the summer and fall of 2001. Three of these suits also named the Company and certain of its former officers and directors as defendants. Similar suits were filed in connection with over 300 other initial public offerings that occurred in 1999, 2000 and 2001.

The complaints against the Company and its former officers and directors alleged violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 under that Act and Section 11 of the Securities Act of 1933 because of failure to disclose certain practices alleged to have occurred in connection with the distribution of shares in the Healtheon initial public offering. Claims under Section 12(a)(2) of the Securities Act of 1933 were also brought against the underwriters. These claims were consolidated, along with claims relating to over 300 other initial public offerings, in the Southern District of New York.

After a lengthy mediation under the auspices of former United States District Judge Nicholas Politan, the issuer defendants in the consolidated action (including the Company), the issuers’ insurance carriers, and the plaintiffs reached an agreement on a settlement to resolve the matter among the participating issuer defendants, their insurers, and the plaintiffs. The Company, and virtually all of the approximately 260 other issuer defendants who were eligible to participate, elected to participate in the settlement. Although the Company believed that the claims alleged in the lawsuits were primarily directed at the underwriters and, as they related to the Company, were without merit, the Company believed that the settlement was beneficial to the Company because it would have reduced the time, expense and risks of further litigation, particularly since all the other eligible issuer defendants elected to participate, the Company’s insurance carriers strongly supported the settlement, and the Company’s insurance carriers, not the Company, would have paid any funds required under the settlement.

On June 10, 2004, plaintiffs submitted to the court a Stipulation and Agreement of Settlement with Defendant Issuers and Individuals. Although the district court had preliminarily approved the settlement, the parties terminated this settlement after the Second Circuit Court of Appeals reversed the district court’s certification of the classes in nine related “focus cases” in a ruling that was inconsistent with the proposed settlement class. After termination of this settlement, litigation proceeded in the nine “focus cases” but was stayed in the cases involving the other issuers, including the Company.

After another lengthy mediation under the auspices of former Judges Politan and Daniel Weinstein, all the parties to the litigation reached a revised global settlement. This settlement calls for the underwriters and the

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

insurers for the issuers to pay a total of $586 million to settle all of the approximately 300 cases outstanding. The Company is not obligated to provide any money to fund the settlement. As with the previous proposed settlement, although the Company believes that the claims alleged in the lawsuits were primarily directed at the underwriters and, as they relate to the Company, are without merit, the Company believed that the settlement was beneficial to the Company because it would reduce the time, expense and risks of further litigation, particularly since all the other eligible issuer and underwriter defendants elected to participate, the Company’s insurance carriers strongly supported the settlement, and it required no payment by the Company.

On June 10, 2009, the district court granted preliminary approval to the new proposed settlement. On October 5, 2009, the court approved the final settlement in this matter.

Porex Corporation v. Kleanthis Dean Haldopoulos, Benjamin T. Hirokawa and Micropore Plastics, Inc.

On September 24, 2005, the Company’s subsidiary, Porex Corporation, filed a complaint in the Superior Court of Fulton County against two former employees of Porex, Dean Haldopoulos and Benjamin Hirokawa, and their corporation, Micropore Plastics, Inc. (“Micropore”), alleging misappropriation of Porex’s trade secrets and breaches of Haldopoulos’ and Hirokawa’s employment agreements, and seeking monetary and injunctive relief. The lawsuit was subsequently transferred to the Superior Court of DeKalb County, Georgia. On October 24, 2005, the defendants filed an Answer and Counterclaims against Porex. In the Answer and Counterclaims, the defendants allege that Porex breached non-disclosure and standstill agreements in connection with a proposed transaction between Porex and Micropore and engaged in fraud. The defendants also seek punitive damages and expenses of litigation. In connection with the Company’s recent sale of Porex (described above in Note 2), the Company agreed to indemnify Porex for any liability that may be incurred by Porex with respect to defendants’ counterclaim against Porex and for certain legal fees of Porex in connection with the case.

Investigations by United States Attorney for the District of South Carolina and the SEC

As previously disclosed, the United States Attorney for the District of South Carolina has been conducting an investigation of the Company, which the Company first learned about on September 3, 2003. Based on the information available to the Company, it believes that the investigation relates principally to issues of financial accounting improprieties relating to Medical Manager Corporation, a predecessor of the Company (by its merger into the Company in September 2000), and, more specifically, its former Medical Manager Health Systems, Inc. subsidiary. Medical Manager Health Systems was a predecessor to Emdeon Practice Services, Inc., a subsidiary that the Company sold to Sage Software in September 2006. The Company has been cooperating and intends to continue to cooperate fully with the U.S. Attorney’s Office. As previously reported, the Board of Directors of the Company formed a special committee consisting solely of independent directors to oversee this matter with the sole authority to direct the Company’s response to the allegations that have been raised. As previously disclosed, the Company understands that the SEC is also conducting a formal investigation into this matter. In connection with the EPS Sale, the Company agreed to indemnify Sage Software with respect to this matter.

The United States Attorney for the District of South Carolina announced on January 10, 2005, that three former employees of Medical Manager Health Systems each had agreed to plead guilty to one count of mail fraud and that one such employee had agreed to plead guilty to one count of tax evasion for acts committed while they were employed by Medical Manager Health Systems. According to the Informations, Plea Agreements and Factual Summaries filed by the United States Attorney in, and available from, the District Court of the United States for the District of South Carolina — Beaufort Division, on January 7, 2005, the three former employees and other then unnamed co-schemers were engaged in schemes between 1997 and 2002 that included causing companies acquired by Medical Manager Health Systems to pay the former vice president in charge of acquisitions and co-schemers kickbacks which were funded through increases in the

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

purchase price paid by Medical Manager Health Systems to the acquired companies and that included fraudulent accounting practices to artificially inflate the quarterly revenues and earnings of Medical Manager Health Systems when it was an independent public company called Medical Manager Corporation from 1997 through 1999, when and after it was acquired by Synetic, Inc. in July 1999, and when and after it became a subsidiary of the Company in September 2000. A fourth former officer of Medical Manager Health Systems pled guilty to similar activities later in 2005.

On December 15, 2005, the United States Attorney announced indictments of the ten former officers and employees of Medical Manager Health Systems including Michael A. Singer, a former Chief Executive Officer of Medical Manager Health Systems and a former director of the Company, who was last employed by the Company as its Executive Vice President, Physician Software Strategies until February 2005, John H. Kang, a former President of Medical Manager Health Systems, who was employed until May 2001 and John P. Sessions, a former President and Chief Operating Officer of Medical Manager Health Systems, who was employed until September 2003. The indictment initially charged the defendants with conspiracy to commit mail, wire and securities fraud, a violation of Title 18, United States Code, Section 371 and conspiracy to commit money laundering, a violation of Title 18, United States Code, Section 1956(h) but the second count was dismissed earlier this year. One of the defendants passed away in 2008 and was dismissed from the indictment. The allegations set forth in the indictment describe activities that are substantially similar to those described above with respect to the January 2005 plea agreements. Also, two of the defendants have been dismissed from the case and one defendant was severed from the case and his case was transferred to Tampa, Florida. The trial of the other seven indicted former officers and directors of Medical Manager Health Systems is scheduled to begin on January 19, 2010.

Based on the information it has obtained to date, including that contained in the court documents filed by the United States Attorney in South Carolina, the Company does not believe that any member of its senior management whose duties were not primarily related to the operations of Medical Manager Health Systems during the relevant time periods engaged in any of the violations or improprieties described in those court documents. The Company understands, however, that in light of the nature of the allegations involved, the U.S. Attorney’s office has been investigating all levels of the Company’s management. The Company has not uncovered information that it believes would require a restatement for any of the years covered by its financial statements. In addition, the Company believes that the amounts of the kickback payments referred to in the court documents have already been reflected in the financial statements of the Company to the extent required.

The Company has certain indemnity obligations to advance amounts for reasonable defense costs for the eight former officers and directors of EPS. During the nine months ended September 30, 2009 and during the years ended December 31, 2008 and 2007, the Company recorded pre-tax charges of $28,800, $29,078 and $73,347, respectively, related to its estimated liability with respect to these indemnity obligations. See Note 2 for a more detailed discussion regarding these charges.

Directors & Officers Liability Insurance Coverage Litigation

On July 23, 2007, the Company commenced litigation (the “Coverage Litigation”) in the Court of Chancery of the State of Delaware in and for New Castle County against ten insurance companies in which the Company was seeking to compel the defendant companies (collectively, the “Defendants”) to honor their obligations under certain directors and officers liability insurance policies (the “Policies”). The Company was seeking an order requiring the Defendants to advance and/or reimburse expenses that the Company has incurred and expects to continue to incur for the advancement of the reasonable defense costs of initially ten, and now eight, former officers and directors of the Company’s former EPS subsidiary who were indicted in connection with the Investigation described above in this Note 11 (the “Investigation”).

Pursuant to a stipulation among the parties, the Coverage Litigation was transferred on September 13, 2007 to the Superior Court of the State of Delaware in and for New Castle County. The Policies were issued

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to the Company and to EPS, which is a co-plaintiff with the Company in the Coverage Litigation (collectively, the “Plaintiffs”). EPS was sold in September 2006 to Sage Software and has changed its name to Sage Software Healthcare, Inc. (“SSHI”). In connection with the Company’s sale of EPS to Sage Software, the Company retained certain obligations relating to the Investigation and agreed to indemnify Sage Software and SSHI with respect to certain expenses in connection with the Investigation. The Company retained the right to assert claims and recover proceeds under the Policies on behalf of SSHI.

Prior to the filing of the Second Amended Complaint which is discussed below, the Policies at issue in the Coverage Litigation consisted of two separate groups of insurance policies. Each group of policies consists of several layers of coverage, with different insurers having agreed to provide specified amounts of coverage at various levels. The first group of policies was issued to EPS in the amount of $20,000 (the “EPS Policies”) and the second group of policies was issued to Synetic, Inc. (the former parent of EPS, which merged into the Company) in the amount of $100,000, of which approximately $3,600 was paid by the primary carrier with respect to another unrelated matter (the “Synetic Policies”).

The carrier with the third level of coverage in the Synetic Policies filed a motion for summary judgment in the Coverage Litigation, which most of the carriers who have issued the Synetic Policies joined, which sought summary judgment that any liability to pay defense costs should be allocated among the three sets of policies available to the Company (including the policies with respect to which the Coverage Litigation relates and a third set of policies the issuers of which had not yet been named by the Company) such that the Synetic Policies would only be liable to pay about $23,000 of the $96,400 total coverage available under such policies. The Company filed its opposition to the motion together with its motion for summary judgment against such carrier and several other carriers who have issued the Synetic Policies seeking to require such carriers to advance payment of the defense costs that the Company is obligated to pay while the Coverage Litigation is pending. On July 31, 2008, the Superior Court for the State of Delaware denied the motion filed by the carriers seeking allocation and granted the Company’s motion for partial summary judgment to enforce the duty of such carriers to advance and reimburse these costs. Pursuant to the Court’s order, the issuers of the Synetic Policies have been reimbursing the Company for its costs as described above.

On September 9, 2008 and February 4, 2009, respectively, the eighth and ninth level carriers of the Synetic Policies notified the Company that they believe that they were not bound by the Court’s July 31, 2008 order regarding the duty of the Synetic carriers to advance and reimburse defense costs. This resulted in the Company making a motion to the Court on February 23, 2009 to require such eighth and ninth level carriers to advance and reimburse defense costs. The Company has since settled with the eighth level carrier. Under the terms of the settlement such carrier will pay, in full and final settlement, an agreed-upon percentage of the policy amount against each payment of defense costs made by the Company as such policy continues to be implicated. On April 15, 2009, the ninth level carrier made a cross-motion for summary judgment claiming that, in light of a policy endorsement applicable only to the ninth level carrier, because of the time period during which the conspiracy charged in the Second Superseding Indictment is alleged to have taken place, the Synetic Policy issued by such carrier does not cover the Company’s indemnification obligations. The Company believed that such carrier’s motion is without merit and responded to the motion. On July 15, 2009, the Court granted summary judgment in favor of the ninth level carrier and unless and until the Company successfully appeals such decision, the ninth level carrier is not liable to pay any portion of the $10,000 total coverage of its policy with respect to the Company’s indemnification obligations. As of September, 30, 2009, $79,000 has been paid by insurance companies representing the EPS Policies and the Synetic Policies through a combination of payment under the terms of the Policies, payment under reservation of rights or through settlement. Of this amount, $57,600 represents the portion received through settlement.

On November 17, 2008, the Company filed a Second Amended Complaint which added four new insurance companies as defendants in the Coverage Action. These carriers are the issuers of a third set of policies (the “Emdeon Policies”) that provide coverage with respect to the Company’s indemnification

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

obligations to the former officers and directors of the Company’s former EPS subsidiary who were indicted in connection with the Investigation. All but one of the carriers who issued the Emdeon Policies moved for summary judgment asserting that exclusions in the Emdeon Policies preclude coverage for the Company’s indemnification obligations and the Company filed motions seeking to compel such carriers to advance defense costs that the Company is obligated to indemnify. The policy issued by the carrier who did not join in the motion contains language that was the subject of the opinions discussed below. On August 31, 2009, the Court issued two opinions. In the first opinion, the Court granted summary judgment in favor of the Company with respect to one of the exclusions asserted by the carriers who issued the Emdeon Policies. In the second opinion, the Court granted summary judgment in favor of the carriers with respect to the other exclusion asserted by such carriers. One of the carriers only joined in the first motion with respect to which the Company prevailed, although the policy issued by such carrier also contains language with respect to which the other carriers prevailed. The Company has made a motion to compel such carrier to advance defense costs and oral argument for such motion is scheduled for December 21, 2009. The implication of these opinions, when considered together, is that unless and until the Company successfully appeals the second opinion described above, the Company has (with the possible exception of the carrier who only joined in the motion regarding the first exclusion) effectively exhausted its insurance with respect to its obligation to indemnify the indicted individuals.

The insurance carriers assert that the Company’s insurance policies provide that under certain circumstances, amounts advanced by the insurance companies in connection with the defense costs of the indicted individuals, may have to be repaid by the Company, although the amounts that the Company has received in settlement from certain carriers is not subject to being repaid and any amounts paid by the eighth level carrier of the Synetic Policies will not have to be repaid. The Company has obtained an undertaking from each indicted individual pursuant to which, under certain circumstances, such individual has agreed to repay defense costs advanced on such individual’s behalf.

There can be no assurance that the Company will ultimately prevail in the Coverage Litigation or that the Defendants will be required to provide funding on an interim basis pending the resolution of the Coverage Litigation. The Company intends to continue to satisfy its legal obligations to the indicted individuals with respect to advancement of amounts for their defense costs.

Other

In the normal course of business, the Company and its subsidiaries are involved in various other claims and legal proceedings. While the ultimate resolution of these matters has yet to be determined, the Company does not believe that their outcome will have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

12.	Restructuring

As a result of the completion of the integration of previously acquired businesses and efficiencies that the Company continues to realize from its infrastructure investments in WebMD, combined with the continued reduction in shared services performed within the Company’s Corporate segment following the divestures of EPS, EBS and ViPS, the Company recorded a restructuring charge during the three months ended December 31, 2008 of $7,416, of which $2,910 related to WebMD. This amount included (i) $3,575 related to the purchase of insurance for extended coverage during periods when the Company owned the divested businesses, (ii) $3,391 related to severance and (iii) $450 of costs to consolidate facilities and other exit costs. The remaining accrual related to this charge was $909 and $7,071 as of September 30, 2009 and December 31, 2008, respectively, and is reflected in accrued expenses in the accompanying consolidated balance sheets. The decrease is the result of cash payments made during the nine months ended September 30, 2009.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Related Party Transaction

Fidelity Human Resources Services Company LLC

In 2004, the Company entered into an agreement with Fidelity Human Resources Services Company LLC (“FHRS”) to integrate the Company’s private portals product into the services FHRS provides to its clients. FHRS provides human resources administration and benefits administration services to employers. The Company recorded revenue of $1,989 and $6,326 during the three and nine months ended September 30, 2009, and $2,272 and $7,062 during the three and nine months ended September 30, 2008, respectively. Included in accounts receivable as of September 30, 2009 and December 31, 2008 was $2,039 and $2,070, respectively, related to the FHRS agreement. FHRS is an affiliate of FMR Corp. which is deemed to be a related party of the Company due to its publicly reported ownership of HLTH and WebMD. Additionally, affiliates of FMR Corp. provide services to the Company in connection with the Company’s 401(k) plan.

14.	Other Expense, Net

Other expense, net consists of the following items:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Transition service fees(a)	$(24)	$104	$47	$205
Reduction of tax contingencies(b)	245	437	734	1,311
Legal expense(c)	(344)	(403)	(1,725)	(1,164)
Advisory expense(d)	—	(1,135)	—	(6,159)

Other expense, net	$(123)	$(997)	$(944)	$(5,807)

(a)	Represents the net fees received from ViPS and EBSCo in relation to their respective transition services agreements.

(b)	Represents the reduction of certain sales and use tax contingencies resulting from the expiration of various statutes of limitations.

(c)	Represents the costs and expenses incurred by the Company related to the investigation by the United States Attorney for the District of South Carolina and the SEC.

(d)	Represents professional fees, primarily consisting of legal, accounting and financial advisory services incurred by the Company related to the Proposed 2008 WebMD Merger.

15.	Retrospective Application of New Accounting Standards

The consolidated financial statements reflect the retrospective application, for the three and nine months ended September 30, 2008, of two accounting standards adopted by the Company effective January 1, 2009.

Noncontrolling Interest.  The Company adopted the new authoritative guidance which establishes accounting and reporting standards for noncontrolling interests, previously called minority interests. This new guidance requires that a noncontrolling interest be reported in the Company’s consolidated balance sheets within equity and separate from the parent company’s equity. Also, the new guidance requires consolidated net income to be reported at amounts inclusive of both the parent’s and noncontrolling interest’s shares and, separately, the amounts of consolidated net income attributable to the parent and noncontrolling interest, all on the face of the consolidated operating statement. In addition, discontinued operations and continuing operations reflected as part of the noncontrolling interest should be allocated between continuing operations and discontinued operations for the calculation of earnings per share.

Convertible Debt.  The Company adopted the new authoritative guidance which requires cash settled convertible debt to be separated into debt and equity components at issuance and a value to be assigned to each. This new guidance affects the accounting for the Company’s 3 1/8% Notes. The value assigned to the debt

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

component will be the estimated fair value, as of the issuance date, of a similar bond without the conversion feature. The difference between the bond’s cash proceeds and this estimated fair value, which was $61,300 at the time the 3 1/8% Notes were issued during August 2005, represents a debt discount and will be amortized to interest expense over the period from issuance to August 2012 (the first date on which the Company may be required to repurchase the 3 1/8% Notes at the option of the holder). The $61,300 also represents the value of the equity component on the 3 1/8% Notes and was included within additional paid-in capital through December 31, 2008. During the nine months ended September 30, 2009, this amount was reduced by $5,616 representing the equity portion of the convertible notes that were repurchased during this period. The following table reflects the interest expense recognized and effective interest rate for the Company’s 3 1/8% Notes:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Contractual coupon interest	$1,955	$2,343	$6,354	$7,031
Amortization of debt discount	1,866	2,079	5,944	6,123
Amortization of debt issuance costs	258	288	823	848

Interest expense for 3 1/8% Notes	$4,079	$4,710	$13,121	$14,002

Effective interest rate	7.4%	7.4%	7.4%	7.4%

This new guidance requires retrospective application for all periods presented in the Company’s consolidated financial statements. The adoption of this accounting principle resulted in an increase (decrease) to the Company’s net income attributable to HLTH stockholders of $31 and ($3,606) for the three and nine months ended September 30, 2008. However, it did not have a net impact on the Company’s consolidated cash flows.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The effect of this change in accounting principle on the consolidated statement of operation and cash flows for the three and nine months ended September 30, 2008 are summarized as follows:

	Consolidated Statements of Operations
	As Previously	As
	Reported(a)	Adjusted

Three Months Ended September 30, 2008:
Interest expense	$4,636	$6,636
Income tax provision	5,524	3,493
Consolidated income from continuing operations	5,079	5,110
Consolidated net income inclusive of noncontrolling interest	97,726	97,757
Net income attributable to HLTH stockholders	95,881	95,912
Basic income per common share:
Income from continuing operations	$0.02	$0.02
Income from discontinued operations	0.50	0.50

Net income attributable to HLTH stockholders	$0.52	$0.52

Diluted income per common share:
Income from continuing operations	$0.02	$0.02
Income from discontinued operations	0.49	0.49

Net income attributable to HLTH stockholders	$0.51	$0.51

Nine Months Ended September 30, 2008:
Interest expense	$13,871	$19,746
Income tax provision	31,933	29,664
Consolidated income from continuing operations	462,602	458,996
Consolidated net income inclusive of noncontrolling interest	555,243	551,637
Net income attributable to HLTH stockholders	556,172	552,566
Basic income per common share:
Income from continuing operations	$2.54	$2.52
Income from discontinued operations	0.50	0.50

Net income attributable to HLTH stockholders	$3.04	$3.02

Diluted income per common share:
Income from continuing operations	$2.06	$2.06
Income from discontinued operations	0.41	0.41

Net income attributable to HLTH stockholders	$2.47	$2.47

	Consolidated Statement of Cash Flows
	As Previously	As
	Reported(a)	Adjusted

Nine Months Ended September 30, 2008:
Consolidated net income inclusive of noncontrolling interest	$555,243	$551,637
Non-cash interest expense	2,248	8,123
Deferred income taxes	11,717	9,448

(a)	The previously reported balances have been adjusted to reflect the reclassifications associated with the presentation of LBB as a discontinued operation and the adoption of the new guidance on noncontrolling interest.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Subsequent Event

On October 23, 2009, the Company and WebMD completed the WebMD Merger with WebMD continuing as the surviving corporation and each share of HLTH Common Stock being converted into 0.4444 shares of WebMD Common Stock. In the WebMD Merger, the outstanding shares of WebMD’s Class B Common Stock (all of which were held by HLTH) were cancelled. The shares of WebMD’s Class A Common Stock were unchanged in the WebMD Merger and continue to trade on the NASDAQ Global Select Market under the symbol “WBMD”; however, they are no longer referred to as “Class A” because the WebMD Merger eliminated both WebMD’s Class B Common Stock held by HLTH and the dual-class stock structure that had existed at WebMD. In connection with the WebMD Merger, WebMD automatically succeeded to all of HLTH’s remaining assets, liabilities and commitments that were not already assets, liabilities and commitments of WebMD.